Exhibit 11

                        Calculation of Earnings per Share

                                                 December 31

                                 1997               1996              1995
                                 -----------------------------------------


Average Shares Outstanding        1,691,301      1,478,972       1,401,903

Net income                       $1,084,197     $  422,540      $  791,703

Basic Earnings per Share         $     0.64     $     0.29      $     0.57

Diluted Earnings per Share       $     0.63     $     0.29      $     0.57